Exhibit 2.2

CERTIFICATE OF MERGER

OF

LIMINATUS PHARMA MERGER SUB, INC.,

a Delaware corporation,

WITH AND INTO

LIMINATUS PHARMA, LLC,

a Delaware limited liability company

April 30, 2025

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (“DGCL”) and Title 6, Section 18-209(c) of the Delaware Limited Liability Company Act (“DLLCA”), the undersigned hereby certifies relating to the merger (the “Merger”) of Liminatus Pharma Merger Sub, Inc., a Delaware corporation (the “Disappearing Company”), with and into Liminatus Pharma, LLC, a Delaware limited liability company (the “Surviving Company,” and together with the Disappearing Company, collectively, the “Constituent Entities”).

FIRST: The names and states of formation or incorporation, as applicable, of the Constituent Entities are:

Name	State of Incorporation	Type of Entity

Liminatus Pharma Merger Sub, Inc.	Delaware	Corporation

Liminatus Pharma, LLC	Delaware	Limited Liability Company

SECOND: That certain Business Combination Agreement, dated as of November 30, 2022 (as amended, the “Combination Agreement”), by and among the Constituent Entities, Iris Parent Holding Corp., a Delaware corporation, Iris Acquisition Corp, a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, as applicable.

THIRD: The name of the surviving limited liability company is: Liminatus Pharma, LLC.

FOURTH: The Certificate of Formation of the Surviving Company, as in effect immediately prior to the Effective Time (as defined below), shall be the Certificate of Formation of the surviving limited liability company.

FIFTH: The Merger shall become effective as of 4:05 p.m. Eastern Standard Time on the date hereof.

SIXTH: An executed copy of the Combination Agreement is on file at the office of the Surviving Company at:

Liminatus Pharma, LLC

6 Centerpointe Dr. #625

La Palma, California 90623

SEVENTH: A copy of the Combination Agreement will be furnished by the Surviving Company, on request and without cost, to any member of the Surviving Company and any stockholder of the Disappearing Company.

*     *     *     *     *

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized person as of the date first written above.

LIMINATUS PHARMA, LLC,
a Delaware limited liability company

By:	/s/ Chris Kim
Name: Chris Kim
Title: Chief Executive Officer

Signature page to Certificate of Merger (Delaware)